UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2016

KBS GROWTH & INCOME REIT, INC.
(Exact Name of Registrant as Specified in Its Charter)
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Maryland	333-207471	47-2778257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES
Pursuant to Rule 506(b) of Regulation D of the Securities Act of 1933, as amended, KBS Growth & Income REIT, Inc. (the “Company”) conducted a private offering for the sale of a maximum of $105,000,000 of shares of its Class A common stock to accredited investors through a best efforts private placement offering which commenced on June 11, 2015.  The exemption is available to the Company because the shares were offered and sold solely to accredited investors without the use of general solicitation.  On April 27, 2016, the Company ceased offering shares in the primary portion of the private offering but will continue to process subscription agreements for the primary private offering for up to 30 days following April 27, 2016 for subscription agreements dated on or before April 27, 2016.  $100,000,000 of shares were offered in the primary portion of the private offering and were sold at a purchase price of $8.90, $9.05, $9.20, $9.30 or $9.40 per share depending upon the amount of gross proceeds raised in the private offering, with discounts available to some categories of purchasers.  Shares were sold in the primary portion of the private offering at $8.90 until November 18, 2015, $9.05 from November 19, 2015 to December 2, 2015, $9.20 from December 3, 2015 to February 3, 2016, $9.30 from February 4, 2016 to March 30, 2016, $9.40 from March 31, 2016 to the termination of the private offering.  The Company is also offering up to $5,000,000 of shares of Class A common stock pursuant to a distribution reinvestment plan under the private offering at a purchase price equal to 95% of the then-current offering price for shares in the Company’s primary offering (whether in the primary private offering or a follow-on primary offering and ignoring any discounts that may be available to certain categories of purchasers) or 95% of the most recent offering price in a primary offering if there is no current offering.
From inception through May 5, 2016, the Company had raised approximately $69.6 million related to the sale of 7,782,502 shares of common stock in the private offering and incurred total underwriting expenses of approximately $5.0 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS GROWTH & INCOME REIT, INC.

Dated: May 6, 2016	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer